Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 13, 2006

The Exploration Company 500 North Loop 1604 East Suite 250 San Antonio, Texas 78232

Ladies and Gentlemen:

          We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our "Appraisal Report as of December 31, 2005 on Certain Properties owned by The Exploration Company SEC Case," and the report of similar title as of December 31, 2004, under the sections "Properties" and "Notes to Consolidated Financial Statements -- Oil and Gas Producing Activities and Properties" in the The Exploration Company Annual Report on Form 10-K for the year ended December 31, 2005.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON